EXHIBIT 99.1

PRESS RELEASE

July 10, 2008

Kreisler Manufacturing Corporation Ranked #5 in List of Top-Performing Small Companies by Aviation Week & Space Technology

Elmwood Park, New Jersey, July 10, 2008 -- Kreisler Manufacturing Corporation (Nasdaq: KRSL) today announced that for the third consecutive year it has been recognized by Aviation Week & Space Technology, a McGraw-Hill publication, as one of the nation's top-performing aerospace companies with sales of less than $250 million.

Kreisler CEO Michael Stern commented, "We are proud to receive this recognition from Aviation Week as one of the top performing companies in the industry for the third year in a row. Not only did our overall score increase by five points we were again cited as one of the most improved aerospace companies over a five year period. Much of our success is due to the dedication of each of our employees, who have worked hard to extend our presence globally."

Kreisler ranked fifth on the list of top performing companies. Further, the Company was ranked 14th in the five-year most improved companies category.

The Aviation Week study develops a composite score using four performance categories: return on invested capital (ROIC), earning momentum, asset management and financial health. Each of these performance categories is equally weighted towards the composite score. Kreisler's scores in each category are presented below:

Total Score	ROIC	Earning Momentum	Asset Management	Financial Health
74	68.5	40.5	47.4	81.2

The Aviation Week study appears in its July 7, 2008 issue. The full results of the Top-Performing Companies study are available via the Internet at the Aviation Week website at www.aviationweek.com/aw/generic/tpcshow.jsp.

Kreisler Manufacturing Corporation is a manufacturer of precision metal components and assemblies for use in military and commercial aircraft engines and industrial gas turbines. These products primarily include tube and manifold assemblies. The Company has two wholly owned subsidiaries: Kreisler Industrial Corporation located in Elmwood Park, New Jersey, and Kreisler Polska Sp. z o.o located in Krakow, Poland.

For more information please contact:

Ned Stern, Chief Financial Officer

Kreisler Manufacturing Corporation

Tel (201) 791-0700 X222

Forward-Looking Statements

Certain oral statements made by management of Kreisler Manufacturing Corporation (the "Company") from time to time and certain statements contained herein or in other periodic reports filed by the Company with the Securities and Exchange Commission are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to results of operations and the business of the Company. All such statements, other than statements of historical facts, including those regarding market trends, the Company's financial position and results of operations, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, "estimates," "intended," "will," "should," "may," "believes," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. These forward-looking statements represent the Company's current judgment. The Company disclaims any intent or obligation to update its forward looking statements. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from those set forth in or underlying the forward-looking statements.

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